Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
First Quarter 2023 Financial Results

-	Initiated dose expansion portion of UPGRADE-A clinical trial of UpRi in combination with carboplatin; interim data expected in second half of 2023

-	Advanced enrollment in Phase 3 UP-NEXT clinical trial of UpRi and Phase 1 clinical trial of XMT-1660

-	Plan to report topline data from UPLIFT registrational trial in mid-2023; potential Biologics License Application (BLA) submission anticipated around the end of 2023

-	Capital resources expected to support operating plan commitments into the second half of 2024

-	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., May 9, 2023 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the first quarter ended March 31, 2023.

“We’re excited by the opportunities that lie ahead, with topline data for UPLIFT on the near-term horizon and a comprehensive development plan designed to establish UpRi as a foundational medicine in ovarian cancer,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Beyond UpRi, we continue to steadfastly focus on ADC innovation as we leverage our proprietary platforms to advance a pipeline of wholly owned assets as well as programs with several collaborators. Thanks to these core strengths and our solid financial position, we believe we have an opportunity to make 2023 a transformational year for Mersana.”

Strategic Goals, Recent Developments and Anticipated Milestones

•	Build UpRi into a Foundational Medicine in Ovarian Cancer

-	Approaching Topline Data for UPLIFT Registrational Trial: UpRi is a first-in-class NaPi2b-targeting ADC with a novel scaffold-linker-payload that enables high drug-to-antibody ratio and controlled bystander effect. Approximately 270 patients with platinum-resistant ovarian cancer were enrolled in UPLIFT. The clinical trial’s primary endpoint is the objective response rate (ORR) in the NaPi2b positive population. The company plans to report topline data from the trial in mid-2023 and, assuming positive data, submit a potential BLA to the U.S. Food and Drug Administration (FDA) for the treatment of patients with platinum-resistant ovarian cancer around the end of 2023.

-	Progressing Enrollment in UP-NEXT Trial: Patient dosing is ongoing in UP-NEXT, the company’s Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in NaPi2b-positive recurrent platinum-sensitive ovarian cancer. If the data from this trial are positive, UP-NEXT could serve as a post-approval confirmatory trial in the United States, support potential approvals outside of the United States and support UpRi’s expansion into earlier lines of therapy.

-	Advancing Dose Expansion Portion of UPGRADE-A Trial: In the first quarter of 2023, Mersana completed dose escalation and initiated the dose expansion portion of UPGRADE-A, a Phase 1 clinical trial of UpRi in combination with carboplatin. The company expects to present initial interim data from the trial in the second half of 2023.

•	Build a Pipeline of Highly Impactful Cancer Medicines

-	Continuing Dose Escalation of XMT-1660 in Phase 1 Trial: XMT-1660 is a B7-H4-directed Dolasynthen ADC designed with a precise, target-optimized drug-to-antibody ratio (DAR 6) and Mersana’s DolaLock microtubule inhibitor payload with controlled bystander effect. The company expects to complete the dose escalation portion of the company’s multicenter Phase 1 clinical trial investigating XMT-1660 in patients with breast, endometrial and ovarian cancers in 2023.

-	XMT-2056 Phase 1 Trial: XMT-2056 is a systemically administered Immunosynthen STING agonist ADC (DAR 8) that is designed to target a novel HER2 epitope and locally activate STING signaling in both tumor-resident immune cells and in tumor cells. In March 2023, the FDA placed Mersana’s multicenter Phase 1 trial of XMT-2056 on clinical hold following the company’s communication to FDA that it was voluntarily suspending the trial due to a Grade 5 serious adverse event (SAE) that was deemed to be related to XMT-2056. Mersana continues to investigate the SAE and to evaluate next steps related to the development of XMT-2056.

First Quarter 2023 Financial Results

•	Net cash used in operating activities for the first quarter of 2023 was $29.0 million.

•	Cash, cash equivalents and marketable securities as of March 31, 2023 were $273.9 million, compared to cash and cash equivalents of $280.7 million as of December 31, 2022. Mersana expects that its available funds will be sufficient to support its operating plan commitments into the second half of 2024.

•	Collaboration revenue for the first quarter of 2023 was $7.8 million, compared to $2.0 million for the same period in 2022. The year-over-year increase was primarily related to Mersana’s collaboration agreements with Merck KGaA, Darmstadt, Germany and Asana Biosciences.

•	Research and development (R&D) expenses for the first quarter of 2023 were $47.3 million, compared to $35.8 million for the same period in 2022. Included in first quarter 2023 R&D expenses were $3.3 million in non-cash stock-based compensation expenses. The year-over-year increase in R&D expenses was primarily related to higher manufacturing and clinical costs related to UpRi and an increase in headcount.

•	General and administrative (G&A) expenses for the first quarter of 2023 were $18.3 million, compared to $12.8 million during the same period in 2022. Included in first quarter 2023 G&A expenses were $3.1 million in non-cash stock-based compensation expenses. The year- over-year increase in G&A expenses was primarily related to increases in medical affairs, pre-commercial activities and headcount.

•	Net loss for the first quarter of 2023 was $56.2 million, or $0.52 per share, compared to a net loss of $47.3 million, or $0.59 per share, for the same period in 2022.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the first quarter 2023. To access the call, please dial 877-270-2148 (domestic) or 412-902-6510 (international). A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE-A, a Phase 1 clinical trial evaluating UpRi in combination with carboplatin; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana's pipeline also includes XMT-1660, a Dolasynthen ADC targeting B7-H4 in a Phase 1 clinical trial, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the therapeutic potential of Mersana’s product candidates; the potential of Mersana’s platforms and technology; the design, progression, timing and objectives of Mersana’s clinical trials and the release of data from those trials; Mersana’s potential BLA submission for UpRi; Mersana’s evaluation of potential next steps for the development of XMT-2056; the ability of trial results to support marketing approvals or other objectives; the development and potential of Mersana’s pipeline of ADC candidates; and Mersana’s expected cash runway. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation and advancement of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; the risk that Mersana may be unable to resolve the clinical hold with respect to its trial of XMT-2056 or to continue development of this product candidate; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial, interim or topline results from a clinical trial will be predictive of the final results of the trial or the results of future trials; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s ability to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	March 31, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$273,919	$280,712
Working capital(1)	198,405	227,686
Total assets	296,195	334,340
Total stockholders' equity	64,294	92,057

(1) The company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended
	March 31, 2023	March 31, 2022
Collaboration revenue	$7,802	$2,036
Operating expenses:
Research and development	47,275	35,806
General and administrative	18,328	12,782
Total operating expenses	65,603	48,588
Total other income (expense), net	1,638	(706)
Net loss	(56,163)	(47,258)
Net loss per share — basic and diluted	$(0.52)	$(0.59)
Weighted-average number of common shares — basic and diluted	107,514,655	79,928,591

###

Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com